Exhibit 99.1

ARIAD Reports Second Quarter 2010 Financial Results and Development Progress

-- Positive financial impact of restructured ridaforolimus agreement

-- Global registration trial of AP24534 expected to begin this fall

-- Ridaforolimus final PFS analysis in SUCCEED trial by approximately year end

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 4, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the second quarter and six months ended June 30, 2010 and provided an update on corporate developments.

“We made excellent progress during the second quarter on the ridaforolimus transition to our partner, Merck, which we expect to complete before the end of this year, and with preparations to initiate a global registration trial of AP24534, our investigational pan-BCR-ABL inhibitor, this fall,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We are on track to achieve these goals and to drive and retain important shareholder value for our pipeline products.”

Financial Highlights

For the quarter ended June 30, 2010, the Company reported net income of $159.3 million, or $1.35 per share on a diluted basis, compared to a net loss of $21.0 million, or $0.24 per share, for the same period in 2009. For the six-month period ended June 30, 2010, the Company reported net income of $136.0 million, or $1.22 per share on a diluted basis, compared to a net loss of $41.2 million, or $0.50 per share for the same period in 2009. These results reflect primarily the positive impact of the Company’s restructured agreement with Merck, entered into in May 2010, for the development, manufacture and commercialization of ridaforolimus in oncology.

The impact of the license agreement with Merck is reflected in the Company’s revenue and operating expenses for the three- and six-month periods ended June 30, 2010. The Company reported revenue of $175.0 million for the quarter ended June 30, 2010, as compared to $2.1 million for the same period in 2009, and $177.2 million for the six-month period ended June 30, 2010, as compared to $4.0 million for the same period in 2009. Revenue in 2010 includes the $50 million up-front payment from Merck and $12.8 million from Merck for reimbursement of ARIAD’s share of the costs related to ridaforolimus for the period from January 1, 2010 to May 4, 2010, the date the restructured agreement became effective.

Revenue in 2010 also includes the recognition of up-front and milestone payments previously received from Merck pursuant to the 2007 collaboration agreement, which had been deferred for accounting purposes, amounting to $109.4 million and $111.5 million for the three- and six-month periods ended June 30, 2010, respectively. This revenue from Merck will not be recurring over the remainder of 2010. In addition, revenue includes $2.8 million from Merck for ARIAD’s services provided in May and June 2010 under the terms of the restructured agreement.

The Company reported operating expenses of $17.8 million for the quarter ended June 30, 2010, as compared to $20.6 million for the same period in 2009, and operating expenses of $37.2 million for the six-month period ended June 30, 2010, as compared to $42.5 million for the same period in 2009. The decreases in operating expenses for these periods reflect primarily the assumption by Merck of 100 percent of the costs of ridaforolimus development, manufacture and commercialization beginning on the effective date of the restructured agreement. Operating expenses in 2010 are net of approximately $7 million in reimbursement of ARIAD’s ridaforolimus costs from Merck prior to the effective date.

For the six-month period ended June 30, 2010, cash provided by operating activities was $20.2 million, as compared to cash used in operating activities of $18.9 million for the same period in 2009. The increase in cash provided by operating activities is primarily due to the receipt from Merck in 2010 of the $50 million up-front payment and $12.8 million in reimbursement of the Company’s share of ridaforolimus costs, offset in part by the receipt in 2009 of $22.5 million in milestone payments from Merck related to the start of two Phase 2 clinical trials pursuant to the 2007 collaboration agreement. The Company ended the second quarter of 2010 with cash and cash equivalents of $61.8 million, compared to $40.4 million at December 31, 2009.

“We have strengthened our balance sheet and reduced our operating expenses as a consequence of the favorable terms of the restructured agreement with Merck,” said Edward M. Fitzgerald, executive vice president and chief financial officer of ARIAD. “We are continuing to focus our resources on the expedient development of our most advanced oncology product candidates.”

Financial Guidance Affirmed

ARIAD anticipates positive cash flow from operations for 2010 in the range of $5 million to $7 million, reflecting the positive impact of the restructured agreement with Merck. ARIAD also estimates year-end cash and cash equivalents in the range of $44 million to $46 million.

Not taking into account any future milestone payments from Merck, any additional partnering or licensing activities, or other revenues, ARIAD believes that its cash and cash equivalents, together with the near-term reimbursements to be received from Merck, are sufficient to fund its operations into the second half of 2011.

Advancing the Pipeline

ARIAD expects to announce several important clinical and regulatory catalysts during the remainder of 2010, each with the potential to create substantial shareholder value. The Company made definitive progress in the second quarter toward achieving these important events, including:

  Preparations for the initiation of the pivotal trial of AP24534 in patients with resistant and refractory chronic myeloid leukemia (CML) or Philadelphia-chromosome positive (Ph+) acute lymphoblastic leukemia (ALL). Based on regulatory agency feedback received to date, ARIAD expects to initiate this global registration trial in the fall.

  Updated clinical data from the ongoing Phase 1 clinical trial of AP24534 in patients with advanced blood cancers, primarily CML and ALL, were presented at the Annual Meeting of the American Society of Clinical Oncology meeting in June. With a larger number of patients on trial and longer term follow-up, these data confirmed strong clinical evidence of hematologic, cytogenetic and molecular anti-leukemia activity of AP24534 in heavily pretreated patients with CML, including those with the T315I mutation, and show that the clinical benefit of AP24534 appears to be durable.
  A recommendation by the independent Data Monitoring Committee as part of its second interim analysis in the SUCCEED trial that the Phase 3 study continue to its final analysis of progression-free survival, the primary endpoint of the trial. The final analysis, to be conducted by Merck, is expected by approximately year end.
  Advancement of ARIAD’s investigational anaplastic lymphoma kinase (ALK) inhibitor, AP26113, in IND-enabling studies. ARIAD expects to file an investigational new drug (IND) application for this highly potent and molecularly targeted small molecule in mid-2011.

Upcoming Medical Meeting

ARIAD scientists will present additional pharmacokinetic and pharmacodynamic data from the ongoing Phase 1 clinical trial of AP24534 in patients with advanced blood cancers at the European Society of Haematology’s meeting on chronic myeloid leukemia taking place September 24 to 26, 2010 in Washington, D.C.

Upcoming Investor Meetings

  Rodman & Renshaw Annual Global Investment Conference, New York, NY, September 12 to 15, 2010.
  Jefferies 2010 Global SpecPharma and European Healthcare Conference, London, England, October 5 to 6, 2010.

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today, August 4, 2010, at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 866-831-6224 (domestic) or 617-213-8853 (international) five minutes prior to the start time and providing the pass code 85617427. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck Sharpe & Dohme Corp. and is in Phase 3 clinical development in patients with advanced sarcomas. ARIAD's other internally discovered product candidates include AP24534, an investigational pan-BCR-ABL inhibitor completing Phase 1 clinical development in patients with hematological cancers, notably chronic myeloid leukemia, and AP26113, an investigational anaplastic lymphoma kinase inhibitor, currently in IND-enabling studies. For additional information about the Company, please visit http://www.ariad.com.

This press release contains "forward-looking statements" including, but not limited to, statements relating to the completion of the Merck transition, the start of the pivotal trial for AP24534, continued receipt of near-term reimbursements from Merck, projections of cash used in operations, and expectations for the filing of an IND for AP26113 in mid-2011. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009
		(Unaudited)		(Unaudited)
Total revenue		$175,049	$2,094	$177,203	$3,993
Operating expenses:
Research and development		13,814	15,807	28,649	33,555
General and administrative		4,001	4,814	8,575	8,940
Total operating expenses		17,815	20,621	37,224	42,495
Other income, net		2,114	(2,427)	(4,029)	(2,686)

Net income (loss)		$159,348	$(20,954)	$135,950	$(41,188)

Net income (loss) per common share	- basic	$1.44	$(0.24)	$1.24	$(0.50)
	- diluted	$1.35	$(0.24)	$1.22	$(0.50)

Weighted average number of shares of common stock outstanding	- basic	110,290	86,359	109,657	81,941
	- diluted	116,079	86,359	114,373	81,941

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	June 30, 2010	December 31, 2009
	(Unaudited)
Cash, cash equivalents and marketable securities	$61,755	$40,362
Total assets	$98,373	$65,010
Working capital	$53,358	$8,212
Deferred revenue, total	$50	$111,611
Total liabilities	$43,665	$154,026
Stockholders’ equity (deficit)	$54,708	$(89,016)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Six Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$20,240	$(18,913)
Net cash provided by (used in) investing activities	(824)	4,588
Net cash provided by financing activities	1,977	22,317

Net increase in cash and cash equivalents	$21,393	$7,992

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208